Exhibit 99.1

Oceaneering to Acquire AGR Field Operations

November 22, 2011 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) announced that its wholly owned Norwegian subsidiary, Oceaneering AS, has entered into a definitive agreement to acquire AGR Field Operations (AGR FO) from AGR Group ASA (Oslo: AGR) and FieldCo Invest AS. AGR FO, headquartered in Bergen, Norway, is a provider of inspection, maintenance, subsea engineering, and field operations services, principally to the oil and gas industry.

The acquisition price is expected to be approximately $240 million, or 1.365 billion Norwegian Kroner, including acquired debt. The transaction is anticipated to close by the end of 2011, subject to approval by the Norwegian Competition Authority, which is expected. Oceaneering intends to fund the acquisition with cash and debt from its revolving credit facility.

Oceaneering believes AGR FO is Norway’s largest asset integrity management service provider on pipelines, offshore production platforms, and onshore facilities. AGR FO has developed subsea technology to perform internal and external inspections of flexible and rigid flowlines and risers. This includes an ROV-deployed deepwater ultrasonic piping inspection tool.

AGR FO also has a substantial operating presence in Australia, with offices in Melbourne, Brisbane, and Perth from which it operates and maintains offshore and onshore oil and gas production facilities. Additionally, the company provides subsea engineering services and operates an offshore logistics supply base in Darwin.

The transaction is anticipated to be completed by the end of 2011, and for 2012 Oceaneering expects the acquisition to add approximately $10 million of net income. The newly acquired operations should generate about $200 million in revenue and $20 million of operating income in 2012, after roughly $5 million of depreciation and amortization expense. Oceaneering also expects to incur around $2 million of transaction costs associated with this acquisition in 2011.

M. Kevin McEvoy, President and Chief Executive Officer, stated, “We are pleased to have entered into an agreement to acquire AGR FO. As a result of this pending acquisition, we are increasing our estimate of Oceaneering’s 2012 EPS to a range of $2.45 to $2.65 from $2.35 to $2.55.

“AGR FO will significantly increase our Inspection business, particularly in Norway, and provide us subsea inspection tooling to offer in other geographic markets in the future. AGR FO’s Australian operations will be reported in our Subsea Projects segment.

“AGR FO employs over 800 personnel worldwide, and we are looking forward to the contribution they will make to our operations and growth. We are expecting business synergies to develop as we integrate AGR FO’s operations into Oceaneering.”

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In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Oceaneering International, Inc. cautions that statements in this press release which are forward-looking involve risks and uncertainties that may impact Oceaneering’s actual results. The forward-looking statements in this press release concern Oceaneering’s: expected AGR FO purchase price of approximately $240 million, or 1.365 billion Norwegian Kroner, including acquired debt; anticipated acquisition closing by the end of 2011; expected approval of the Norwegian Competition Authority; intent to fund the acquisition with cash and debt from its revolving credit facility; belief that AGR FO is Norway’s largest asset integrity management service provider on pipelines, offshore production platforms, and onshore facilities; expectation that the acquisition will add approximately $10 million of net income for 2012; expectation that the acquired operations should generate about $200 million in revenue and $20 million of operating income in 2012, after roughly $5 million of depreciation and amortization expense; expectation of incurring around $2 million of transaction costs associated with the acquisition in 2011; 2012 EPS guidance range of $2.45 to $2.65; expectation of a significant increase in its Inspection business, particularly in Norway; expected offering of subsea inspection tooling in other geographic markets; determination that AGR FO’s Australian operations will be reported in its Subsea Projects segment; anticipation of the contribution AGR FO’s personnel will make to Oceaneering’s operations and growth; and expectation that business synergies will develop as AGR FO operations are integrated into Oceaneering. Although Oceaneering’s management believes that the expectations reflected in these forward-looking statements are reasonable, Oceaneering can give no assurance that the expectations will prove to have been correct. The forward-looking statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including without limitation, contract cancellation and satisfaction of the various closing conditions for the acquisition transaction. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see Oceaneering’s annual report on Form 10-K for the year ended December 31, 2010 and subsequent quarterly reports on Form-10Q filed with the Securities and Exchange Commission. Oceaneering undertakes no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise, except as required by applicable law.

Oceaneering is a global provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; E-Mail investorrelations@oceaneering.com.